Exhibit 10.17

                     2014

BETWEEN

(1) Avolon Holdings Limited

AND

(2) CVC Capital Partners Advisory Company (Luxembourg) S.à r.l.

MONITORING AGREEMENT

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3

2.	SERVICES	4

3.	TERM	5

4.	FEES	6

5.	INFORMATION AND CONFIDENTIALITY	6

6.	OTHER SERVICES PROVIDERS	6

7.	COMMUNICATIONS	6

8.	PARTIAL INVALIDITY – AMENDMENTS	7

9.	COUNTERPARTS	8

10.	GOVERNING LAW AND JURISDICTION	8

THIS AGREEMENT is made on the                      2014

BETWEEN:

(1)	AVOLON HOLDINGS LIMITED an exempted company incorporated under the laws of the Cayman Islands (registered number [•]), whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1 1104, Cayman Islands (the “Company” and together with its subsidiaries, the “Group”); and

(2)	CVC CAPITAL PARTNERS ADVISORY COMPANY (LUXEMBOURG) S.à r.l. a Luxembourg limited liability company (“société à responsabilité limitée”) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 20 avenue Monterey, L-2163 Luxembourg with a share capital of EUR 12,500.- and registered with the Luxembourg register of commerce and companies under number B. 93.176 (the “Adviser”);

hereafter collectively referred to as the “Parties”.

RECITALS:

(A)	The Adviser is part of the CVC Capital Partners group of companies and has various contractual arrangements with other group members that give it access to the international network of investment professionals and support staff within the CVC Capital Partners group.

(B)	AAIL Holdings S.àr.l. (“AAIL”) is wholly owned by funds advised by the Adviser and its affiliates. AAIL owns common shares in the Company and has, on the date of this Agreement, entered into a Shareholders’ Agreement with the Company and certain of its other shareholders (the “Shareholders’ Agreement”).

(C)	The Company now wishes to retain the Adviser to provide it or arrange for it to be provided with certain ongoing monitoring, consulting and management advisory services to the Company and the Adviser is willing to provide such services or arrange for such services to be provided on the terms set forth below.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

In this Agreement and the Recitals, the following words and expressions shall (unless the context requires otherwise) have the following meanings. Capitalised terms not defined in this Agreement have the meanings given to them by the Shareholders’ Agreement:

“Agreement”	means this monitoring agreement.

“Business Day”	means a day on which banks are open for business in Luxembourg.

“Periodic Fees”	has the meaning ascribed to it under Section 4.1.

“Services”	has the meaning ascribed to it under Section 2.1.

“Term”	has the meaning ascribed to it in Section 3.1.

Words denoting the singular shall include the plural and vice versa, words denoting one gender shall include the other gender and words denoting persons shall include firms, partnerships, unincorporated organizations and companies and vice versa.

References in this Agreement to any statutory provision shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made there under or under any such re-enactment.

References in this Agreement to any other agreement shall be construed as a reference to that other agreement as the same may from time to time be, amended, varied, supplemented or novated.

References to a “person” or to “persons” in this Agreement includes, without limitation, a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having a separate legal personality).

2.	SERVICES

2.1	The Adviser agrees that, during the Term, it will provide or will arrange for the Company to be provided with the following ongoing consulting and management advisory services to the Company as requested from time to time by the Company (the “Services”):

2.1.1	advice in connection with the negotiation and consummation of significant agreements (including aircraft acquisition, disposal and leasing agreements), contracts, documents and instruments to be entered into by the Company and the Group;

2.1.2	strategic, financial, managerial and operational advice relating to the Company and the Group, including, without limitation, advice with respect to:

-	strategies for improving the operating, marketing and financial performance;

-	budgets, business plans and financial information;

-	financing, working capital requirements, currency, interest rates, hedging; and

-	expansion plans, restructuring and integration,

in each case in relation to the Group; and

2.1.3	such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as the Adviser and the Company may from time to time agree.

2.2	The Adviser shall devote such time and efforts to the performance of the Services as the Adviser deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Adviser on a weekly, monthly, annual or other basis. The Company acknowledges that the Adviser’s services are not exclusive to the Company and that the Adviser may render similar services to any other person or entity, including but not limited to a competitor of the Company or any of the Group. In providing Services to the Company, the Adviser will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

3.	TERM

3.1	This Agreement will commence on the date hereof and shall remain in force until the earlier of the date on which:

3.1.1	the Parties terminate this Agreement in writing; or

3.1.2	pursuant to the Shareholders’ Agreement, AAIL ceases to have a right to nominate a director to the Board of Directors of the Company and no previously so nominated director is then serving on the Board of Directors of the Company.

The period from commencement of this Agreement until termination of this Agreement is referred to as the “Term”.

3.2	In the event of the termination of this Agreement, the Company shall pay the Adviser all unpaid Periodic Fees (pursuant to Section 4 below) due with respect to periods prior to the date of termination (together with any VAT, if any).

3.3	Notwithstanding any termination of this Agreement in its entirety, the provisions of Sections 4 shall survive until all amounts payable thereunder are paid.

4.	FEES

4.1	During the Term, the Company will pay to the Adviser an aggregate annual periodic fee calculated in accordance with clause 2.1(i) of the Shareholders’ Agreement, paid pro rata for periods of less than one year (the “Periodic Fee”), in exchange for the Services, such fee being payable by the Company.

4.2	The Periodic Fee shall be paid quarterly in arrears from the date hereof until the date of termination of this Agreement in accordance with clause 3.1.

5.	INFORMATION AND CONFIDENTIALITY

The Company agrees to make available to the Adviser such information about the Company and the Group as the Company considers necessary or desirable to enable the Adviser to provide the Services. The Company furthermore agrees that the Adviser shall share this information with such of its affiliates as it considers appropriate to enable the Adviser to gain access to their relevant international experience. Any information or materials concerning the Company or the Group that is provided to the Adviser or its affiliates by the Company or on its behalf shall kept confidential other than any information that (i) is in the public domain, (ii) was in the possession of the Adviser or its affiliates prior to the disclosure by the Company, (iii) was obtained by the Adviser from a person other than the Company who to the knowledge of the Adviser was not bound by a duty of confidentiality, (iv) was independently prepared by the Adviser or its affiliates, (v) is required to be disclosed by rule, regulation or law, or (vi) the Company otherwise consents to being disclosed. Notwithstanding the preceding sentence the Adviser and its affiliates may disclose any information to its employees, officers, directors, representatives and professional advisers on a need to know basis provided that such employees, officers, directors, representatives, and professional advisers agree to maintain the confidential nature of such information in accordance with this clause 5.

6.	OTHER SERVICES PROVIDERS

The Company expressly authorises the Adviser to arrange with any other member of the CVC Capital Partners group the providing of Services to the Company. In such a case, the Adviser shall remain entirely responsible towards the Company for any act, negligence or omission from the person or entity effectively providing Services (or any or them) to the Company.

7.	COMMUNICATIONS

Any notice given or communication made pursuant to this Agreement must, in order to be effective, be made in writing sent by e-mail, facsimile transmission or letter sent by registered post with request for acknowledgement of receipt to the address and marked for the attention of the addressee as indicated below. E-mail and facsimile transmissions will be confirmed by letter sent by registered post with request for acknowledgement of receipt.

Such notice shall be deemed to have been received, if sent by e-mail or facsimile transmission, at the time of transmission, unless otherwise stated or unless served on a day which is not a Business Day or after 5.00 pm in which case it will be deemed served at 9.00 am on the following Business Day; if sent by registered post with request for acknowledgement of receipt, on the third Business Day following the day on which it was sent; and if delivered to the addressee personally, on the day of delivery.

The addresses of the Parties, for the purposes of Section 6 are as follows:

For the Adviser:

Company:	CVC Capital Partners Advisory Company (Luxembourg) Sàrl

Address:	20, avenue Monteray L- 2163 Luxembourg

Fax:	+352/26.47.83.67

E-mail:	ebrero@cvc.com

For the Company:

Company:	Avolon Holdings Limited

Address:	The Oval, Building 1 Shelbourne Road Ballsbridge, Dublin 4 Ireland

Fax:	+353 1 231 5889

E-mail:	eriley@avolon.aero

or at such other address as a Party may notify to the other in writing or by telefax. All such notices, requests, demands or other communications, if duly given or made, shall be effective upon receipt.

8.	PARTIAL INVALIDITY – AMENDMENTS

Should any provisions of this Agreement be declared invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect

This Agreement may only be amended by a written instrument executed by all the Parties hereto. Therefore the tolerance also reiterated of any defaults or delayed performance of this Agreement shall not be interpreted as a tacit revocation of the provisions hereto.

9.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute but one and the same instrument.

10.	GOVERNING LAW AND JURISDICTION

This Agreement shall be exclusively governed by and construed in accordance with Luxembourg law.

Exclusive jurisdiction is given to the Courts of Luxembourg-City and any claims arising under this Agreement must be submitted to the Courts of Luxembourg-City.

Each party waives any right it has to object to an action being brought in those courts including, without limitation, by claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

IN WITNESS WHEREOF the Parties to this Agreement have caused this Agreement to be duly executed and signed on the date first written above in as many original copies as there are Parties to this Agreement, each Party declaring having received one original copy.

By: Avolon Holdings Limited	By: CVC Capital Partners Advisory Company (Luxembourg) S.à r.l.

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